As filed with the Securities and Exchange Commission on November 14, 2016

Registration No. 333- 209907

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INFOBLOX INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-0062867
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3111 Coronado Drive

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

2012 Equity Incentive Plan

2012 Employee Stock Purchase Plan

(Full title of the plans)

Jesper Andersen

President and Chief Executive Officer

Infoblox Inc.

3111 Coronado Drive

Santa Clara, CA 95054

(408) 986-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sarkis Jebejian

Joshua M. Zachariah

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333- 209907) previously filed by Infoblox Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2016 (the “Registration Statement”), pertaining to the registration of 2,922,173 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) under the Registrant’s 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan.

On September 16, 2016, the Company entered into an Agreement and Plan of Merger with Delta Holdco, LLC, a Delaware limited liability company (“Parent”), and India Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the Delaware General Corporation Law. The Merger became effective at 8:35 a.m., New York City Time, on November 7, 2016, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing Registration Statement under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 14th day of November, 2016.

INFOBLOX INC.

By:	/s/ Janesh Moorjani
Janesh Moorjani Chief Financial Officer